Exhibit 99.2

Report on Management's Assertion on Compliance with Specified Minimum Servicing Standards for Home Equity Lines of Credit

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholder
IndyMac Bank, F.S.B.

We have examined management's assertion, included in the accompanying report titled Report of Management, that IndyMac Bank, F.S.B. (the "Bank") complied with the specified minimum servicing standards identified in Exhibit A (the "specified minimum servicing standards") to the Report of Management related to the servicing of home equity lines of credit during the year ended December 31, 2004, except as noted below. Management is responsible for the Bank's compliance with the specified minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence concerning the Bank's compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.
Our examination does not provide a legal determination on the Bank's compliance with the specified minimum servicing standards.

In our opinion, management's assertion that, except for noncompliance with the specified minimum servicing standard requiring that custodial bank account reconciliation be prepared and reviewed by two different individuals and that they be prepared within forty-five (45) days after the bank statement cutoff date, the Bank complied with the aforementioned specified minimum servicing standards during the year ended December 31, 2004, is fairly stated, in all material respects.




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As discussed in the accompanying management's assertion, the following material noncompliance occurred at the Bank during the year ended December 31, 2004. The specified minimum servicing standards require that custodial bank reconciliations be prepared and reviewed by two different individuals and that they be performed within forty-five (45) days after the bank statement cutoff date. However, during the year ended December 31, 2004, the Bank noted four (4) custodial bank reconciliations were neither signed nor dated and, therefore, there was insufficient evidence to conclude that the Bank complied with the specified minimum servicing standards. Management represented the Bank has since implemented procedures to ensure reconciliation of all custodial bank accounts in accordance with the specified minimum servicing standards.





/s/: Ernst & Young LLP

Los Angeles, CA
February 23, 2005